                                                                   EXHIBIT 10.25


                     FINANCIAL PROJECT MANAGEMENT AGREEMENT

                  This Financial Project Management Agreement (the "Agreement"), dated this 20th day of January, 2000, and effective as of November 15, 1999, is entered into by and between EQUINET, INC., a New York corporation (the "Project Manager"), and ibiz Technology Corp., a Florida corporation (the "Company"). The Project Manager and the Company may each be referred to as a "Party" and together the Project Manager and the Company may be referred to as the "Parties."

                  WHEREAS, Company desires to increase its shareholder value and growth through increased capitalization or a business combination; and

                  WHEREAS, after reviewing the Company's business plan with management, Project Manager is sufficiently confident that management's objectives can be achieved;

                  NOW THEREFORE, in consideration of the premises and covenants contained herein, the Parties hereto agree as follows:

                  1) Responsibilities of Project Manager. Project Manager agrees to implement a program to promote the growth of, or increase the shareholder value of the Company (the "Program"). It is understood that this Program may involve the Company seeking third-party equity funding (the "Funding"), or possible business combination or joint venture (the "Transaction") (collectively the "Corporate Goal"). The Project Manager shall provide the Company with its opinion and recommendations with respect to the most appropriate means of meeting the Corporate Goal, however, the implementation of such recommendations and the acceptance of the Funding and the consummation of any Transaction shall be at the sole and exclusive option of the Board of Directors of the Company.

                           a) Analysis and Review. Project Manager agrees to provide the following services, and such other related services as may be appropriate and required to assist in the Company's efforts to meet the Corporate Goal:

                                    i) Conduct summary due diligence and
                  analysis of the Company's operation and financial status to ascertain the legality and feasibility of the Program (the "Recommendation"). Such analysis shall include a critical evaluation of the Information, financial projections and documents delivered to the Project Manager by the Company prior to implementation of the Program, and;

                                    ii) Provide the Company with a formal
                  recommendation for implementation of the Program.

                           b) Program Implementation. Upon receipt of formal approval and written authorization from the Company to proceed with the Program ("Program Authorization"), Project Manager shall:

                                    i)  Advise the Company with respect to the
                  form and structure of the Program;

                                    ii) Advise the Company with respect to
                  professional assistance that may be necessary and desirable for the implementation of the Program;

                                    iii) Advise the Company with respect to
                  methods of generating public awareness of its business and products and to heighten investor awareness of the Company;

                                    iv) Advise the Company with respect to
                  certain corporate partners who may be of strategic importance in the further development of the Company's business;

                                    v) Advise the Company with respect to
                  personnel who may be of strategic importance in the further development of the Company's business;

                                    vi) Identify and introduce the Company to
                  institutional and other investors who may contribute all or a portion of the Funding or identify potential candidates for the Transaction; and

                                    vii) Assist the Company wherever possible
                  with the implementation of each of the above-enumerated steps.

                  2) Responsibilities of the Company. In connection with the above activities, which will be undertaken by Project Manager on the Company's behalf, the Company shall fully cooperate with the Project Manager in the fulfillment of its duties hereunder, and agrees to the following until such time as a Termination Date has been set:

                           a) Project Manager Introductions. Any investment in the Company from the time of engagement until its expiration will be considered as a result of the work done by the Project Manager if Project Manager first introduced the investors to the Company.

                           b) Access to Information. Furnish all information and data concerning the Company, the transaction, any prior transactions and the Funding (collectively the "Information"), which the Project Manager may request.

                           c) Access to Company Officers and Professionals. Company will provide the Project Manager complete access to the Company's officers, directors, employees, accountants, counsel and other key persons.

                           d) Truthful Representations. The Company represents and warrants that all information (i) made available to the Project Manager and any prospective financing source, or (ii) contained in any materials prepared by the Company will, at all times during this engagement be true, accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state therein any fact necessary to make the statements therein not misleading in light of the circumstances under which they are made. The Company further represents that any projections provided to the Project Manager or contained in any materials prepared by or on behalf of the Company with respect to the subject matter thereof will have been prepared in good faith and will be based on assumptions which in light of the circumstances under which they are made at that time were in Company's determination reasonable.

                           e) Responsibility for Representations. The Company acknowledges and agrees that in rendering its services as agreed hereunder, the Project Manager will be using and relying on the Information (and information available from public sources and other sources deemed to be reliable) without independent verification thereof and without independent appraisal of any of the Company's assets. The Project Manager does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company the financing the transaction or the Investment Funds. Any advice rendered by the Project Manager pursuant to this agreement may not be disclosed privately or publicly by the Project Manager without the Company's prior written consent.

                           f) Indemnification of Project Manager. If, in connection with the services or matters that are the subject of this Agreement, the Project Manager becomes involved in any capacity in any action or legal proceeding, due to the actions, information, position, assertions, or affirmations put forth by the Company or by the Project Manager at the direction of the Company or in reliance upon material or the Information furnished by the Company, the Company agrees to indemnify and hold harmless the Project Manager as the case may be for the reasonable legal fees of counsel, court costs and other expenses (including the costs of investigation and preparation) incurred. The Company also agrees to hold harmless the Project Manager against any losses, claims, damages or liabilities, joint services or matters which are the subject of this Agreement; provided however that the Company shall not be liable in respect of any loss, claim damages or liability to the extent and only to the extent that such loss claim damage or liability resulted from the gross negligence or willful misconduct of the Project Manager. The provisions of this paragraph shall survive the expiration of the period of this agreement including any extensions their of set forth herein.

                           g) Implementation of Program. In the event that Company provides Program Authorization to Project Manager, Company agrees to:

                                    i) Allocate the services of its Chief
                  Executive Officer and Chief Financial Officer, and engage such other outside professionals as are required to the successfully implement and complete each task associated with the Program, pursuant to the Project Manager's recommendation, unless modified in writing by the mutual consent of the Parties; and

                                    ii) Issue such compensation as is required
                  by Project Manager and such other outside professionals as engaged pursuant to this Agreement, so as to cause timely implementation of the Program pursuant to the Project Manager's recommendation, unless modified in writing by the mutual consent of the Parties.

                  3) Compensation. In consideration for the services that are to be provided by Project Manager under this Agreement, the Company agrees to compensate the Project Manager as follows:

                           a) Analysis and Review Services. Customer will pay to the Project Manager a non-refundable engagement fee of Zero Dollars ($0) payable upon the execution of this Agreement, and Zero Dollars ($0) payable upon presentation of the Recommendations to the Company by Project Manager.

                           b) Program Implementation: Funding Scenario. In the event that the Program entails Funding originating from investors first introduced by Project Manager, and upon receipt and acceptance of the Funding by Company, and concurrent to all other closing fees, the Company shall pay the Project Manager a fee described in the tables below:

         -------------------------------------------------------------------------------
         Amount of Funding                       Fee rate         Maximum fee
         -------------------------------------------------------------------------------
         Up to $2,100,000                        10%              $210,000
         $2,100,001 to $5,000,000                6%               $300,000
         $5,000,001 to $20,000,000               5%               $1,000,000
         $20,000,001 to $50,000,000              3%               $1,500,000
         Above $50,000,000                       1%               N/A
         -------------------------------------------------------------------------------

                           c) [Reserved].

                           d) Consultation. For a period of 6 months from the date of this Agreement or until completion of the Program, whichever occurs first, Project Manager shall be entitled to a cash fee of $3,500 per month. Such fees shall be payable upon execution of this Agreement, and shall be payable on the first of each month thereafter. The Company may accrue monthly payments until the closing of the financing following the signing of this agreement, which for the purpose of computing accrued payments shall be deemed to be December 1, 1999 (the "Inaugural Date").

                           e) Stock in Lieu of Cash Compensation. In the sole discretion of the Company, the Company may elect to compensate the Project Manager in common stock of the Company, which the Project Manager hereby agrees to accept. If the common stock of the Company at the time of compensation is "restricted" (as that term is defined in the Securities Act of 1933), then the Company shall issue that number of shares having a value equal to twice the value of cash compensation then due; and if the common stock of the Company at the time of compensation is "registered" (as that term is defined in the Securities Act of 1933), then the Company shall issue that number of shares having a value equal to the value of cash compensation then due. The value of the stock at the time of compensation shall be the average closing price shown on the electronic bulletin board or other public trading forum for the immediately preceding ten (10) business days (referred to herein as "Calculated Valuation Price").

                           f) Expenses. The Company shall reimburse Project Manager for all reasonable and customary out-of-pocket expenses incurred in connection with the provision of services pursuant to the terms of this Agreement; provided however, that no expense in excess of One Hundred Fifty Dollars ($150) will be incurred without the Company's prior approval, in which case and to the extent practicable, such expenses shall be paid in advance. These expenses include but are not limited to all printing, telephone, mailing, reproduction, word processing, travel (including air travel), and lodging expenses. Such fees shall be calculated and reimbursed on a monthly basis.

                           g) Warrant Grants. In connection with first
         $5,000,000 of Funding raised by the Project Manager, the Company shall grant to the Project Manager warrants to purchase three (3) shares of the Company's common stock for each Twenty Dollars ($20) of Funding raised, up to a maximum of 750,000 shares. The Company shall issue the warrants to the Project Manager concurrently with the closing of each Funding. By way of example, concurrent with the closing of Funding in the amount of $500,000, the Company shall issue warrants to purchase 75,000 shares to the Project Manager. The exercise price of the warrants shall be the Calculated Valuation Price as of the date of closing of the Funding. The warrants shall have a term of five (5) years and the common stock underlying the warrants shall have piggyback registration rights on the first available registration statement appropriate for the registration of the underlying common stock filed after January 31, 2000. The Company shall not be required to issue warrants to purchase fractional shares of common stock. As to any warrant to purchase a fraction of a share to which the Project Manager would otherwise be entitled, the Company shall pay a cash adjustment in respect to such final fraction in an amount equal to the same fraction of the Calculated Valuation Price per share of common stock on the date of issuance of the warrant. The number of warrants issuable to the Project Manager as of the date of this Agreement are listed on Schedule A attached hereto. When appropriate, public statements issued by the Company shall identify the Project Manager by name and state that: (i) the Company is public; and (ii) the Company has been assisted by the Project Manager in its transition from private to public ownership.

                  4) Confidentiality. Except to the extent necessary to perform its obligations hereunder or to comply with any applicable law, regulation or rule, neither Party shall disclose or divulge to any third party other than the other Party's directors, officers, auditor, or legal project managers, either before or after the termination of this letter agreement, any document or information exchanged between the Parties during the term of this Agreement without prior written consent of the other party, which consent shall not unreasonably withheld.

                  5) Use of Advice and Recommendations. Neither the Recommendations or any advice, whether oral or in writing, and no other material prepared for Company in connection with the Project Manager' services hereunder is to be used for any purpose other than the purpose for which such report, advice or material was prepared, or is to be used or referred to by Company in any public documents or otherwise publicly referred to without the Project Manager' written consent. Notwithstanding the foregoing sentence, in the event that Company receives a request to disclose all or any part of the Information contained in any such report, advice or material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, Company may disclose such information provided that Company notifies the Project Manager of the existence, terms and circumstances surrounding such request.

                  6) Non-Circumvention. The Company hereby irrevocably agree not to circumvent, avoid or bypass the Project Manager, either directly or indirectly, in order to avoid payments of fees or commissions, or otherwise benefit, either financially or otherwise, from information supplied to it or individuals and or business entities introduced to it by the Project

Manager with regard to any financial transaction, sale of securities, business combination or joint venture under discussion, in that the Company will not contact persons or entities on the acknowledged Contact List. The "Contact List" is a list of persons or entities that the Project Manager will present to the Company on a monthly basis listing those persons with whom the Project Manager has negotiated on behalf of the Company, which list will be effective to limit the Company when acknowledged by the Company, which acknowledgement shall not be unreasonably withheld. The spirit of mutual trust and confidence shall be the underlying principle of this undertaking and the Parties agree to adhere thereto.

                  7) Termination. Unless otherwise agreed in writing or terminated earlier pursuant to this Section 7, this Agreement will terminate six
(6) months from the Inaugural Date (the "Expected Termination Date"). The "Termination Date" shall be the earlier of: (i) the date set by the Parties pursuant to this Section 7; or (ii) the Expected Termination Date.

                           a) Termination by Project Manager. It is hereby agreed and understood that the Project Manager shall have the right to interview the Company and accomplish a due diligence review with respect to the Company's representations and that at the Project Manager's sole discretion if such interviews and due diligence demonstrate substantive and material discrepancies from that which was put forth by the Company, then the Project Manager shall have the right to terminate this agreement and be held harmless from any claims of the Company for such termination as well as from any claims of third parties which may result from any such discrepancy. In the event that the Project Manager is unable to perform its responsibilities under this agreement due to the failure of the Company to perform its responsibilities hereunder the Project Manager shall be released from its responsibilities under this agreement and shall accept the compensation then due and owing in full satisfaction of Project Manager's claims against the Company.

                           b) Termination by Company. The Company may terminate this agreement at any time after (i) the submission of the Recommendations to the Company by the Project Manager and submission to Project Manager of written notice to terminate by Company; (ii) the Recommendations have not been successfully achieved after the period of one hundred and twenty (120) days has elapsed from the date that Program Authorization was submitted to the Project Manager; or (iii) for cause. In the event that at time of such termination the Company shall be in discussions with underwriters or investors or parties to the Transaction that are introduced by the Project Managers, the Project Manager will maintain the exclusive right to conclude the Funding or the Transaction with any or all of such parties, under the terms of this Agreement. In the event that the Company acquires the Funding after terminating this agreement from any party, which has been introduced to the Company by the Project Manager, the Company will pay to the Project Manager the applicable fee or fees referenced in Section 3 hereof. In case of termination, except termination for cause, the Project Manager will receive full reimbursement for the entire amount of expenses incurred by Project Manager in connection with its services pursuant to this Agreement.

                           c) Termination for Cause. For the purposes of this engagement, notwithstanding anything to the contrary hereto, "Cause" shall mean (i) misrepresentation of a material fact in connection with the duties to be preformed by the Project Manager; (ii) continuing inattention to or neglect of the duties to be preformed by the Project Manager which remains unremedied for fifteen business days following written notice by certified mail from Company to the Project Manager; (iii) an adjudication in a civil or criminal proceeding or an arbitral decision that the Project Manager, or any of its officers or directors, has committed a fraud or felony; (iv) a breach of this Agreement by the Project Manager; or (v) gross negligence or willful misconduct by the Project Manager. If the Company terminates this Agreement for Cause, the Project Manager will not be entitled to any further fees of any character from the Company under any circumstances.

                  8) Securities Laws. The Parties to this agreement mutually agree to comply with any and all applicable securities laws in their efforts to secure funds for the Company.

                  9)       Miscellaneous Provisions.

                           a) Notices. All notices, requests, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal service or transmission by fax if such transmission is received during the normal business hours of the addressee, or on the first business day after sending the same by overnight courier service or by telegram, or on the third business day after mailing the same by first class mail, or on the day of receipt if sent by certified or registered mail, addressed as set forth below, or at such other address as any Party may hereafter indicate by notice delivered as set forth in this Section 9(a):


                  If to the Project Manager:  EQUINET, INC.
                                              305 W. 50th Street, Suite 2
                                              New York, New York  10019
                                              Attention:  Gregg Davis

                  If to the Company:          IBIZ TECHNOLOGY CORP.
                                              1919 West Lone Cactus
                                              Phoenix, Arizona  85021
                                              Attention:  Kenneth Schilling


                           b) Binding Agreement; Assignment. This Agreement shall constitute the binding agreement of the Parties hereto, enforceable against each of them in accordance with its terms. This Agreement may not be assigned except by the express written consent of the Company.

                           c) Entire Agreement. This Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the subject matter hereof and the transactions contemplated hereby, and supersedes any and all prior oral or written agreements, statements, representations, warranties or understandings between the Parties, all of which are merged herein and superseded hereby. Notwithstanding the foregoing, the Company and the Project Manager agree and acknowledge that the transactions contemplated by this Agreement shall be subject to the terms of those certain

         Securities Purchase Agreements dated November 9, 1999 and December 29, 1999, and their respective related agreements, between the Company and Globe United Holdings, Inc.

                           d) Waiver. No waiver of any provision of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

                           e) Headings. The headings provided herein are for convenience only and shall have no force or effect upon the construction or interpretation of any provision hereof.

                           f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           g) Further Documents and Acts. Each Party agrees to execute such other and further documents and to perform such other and further acts as may be reasonably necessary to carry out the purposes and provisions of this Agreement.

                           h) Governing Law; Venue. THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ENFORCEMENT thereof, SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. PROJECT MANAGER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA IN THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF THE COMPANY, IN ANY OTHER COURT IN WHICH THE COMPANY SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. PROJECT MANAGER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE. PROJECT MANAGER FURTHER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MESSENGER, CERTIFIED MAIL OR REGISTERED MAIL DIRECTED TO PROJECT MANAGER AT THE ADDRESS SET FORTH BELOW ITS SIGNATURE HERETO AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO PROJECT MANAGER'S ADDRESS. PROJECT MANAGER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

                           i) Attorneys; Drafting. The Project Manager has not retained any independent professionals to review or comment on this Agreement or otherwise protect the interests of the Company. Each Party further agrees and acknowledges that this Agreement represents the respective understandings of such Parties as negotiated between them, and no ambiguity or other aspect of this Agreement shall be construed against any Party solely by virtue of the drafting or presentment of this Agreement. Each Party has been advised to speak with legal and accounting professionals to understand the legal and tax implications and impact of the transactions contemplated hereby, and neither Party has relied upon the other, the Company, or their respective counsel in connection therewith.

                           j) Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement and any partially unenforceable provisions to the extent enforceable in the pertinent jurisdiction, shall continue in full force and effect and shall be binding and enforceable on the Parties.

                           k) Survival. Neither termination nor completion shall affect the provisions of paragraphs 2(d), 2(f), 4, 5, 6, 8 AND 9 hereof and the indemnification and non-circumvention provisions which are incorporated therein, which shall remain operative and in full force and effect for a period of two years subsequent to the Termination Date.

                           l) Facsimile Copies. It is agreed that an executed facsimile or copy of this document is a legal and biding contract with the same force and effect as the original.
                         [Signatures on following page]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

         PROJECT MANAGER         EQUINET, Inc., a New York corporation


                                 By:
                                    --------------------------------------------
                                                Greg Davis, President

         THE COMPANY             iBIZ TECHNOLOGY CORP., a  Florida corporation

                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Its:
                                     -------------------------------------------

                                   SCHEDULE A

                    WARRANTS ISSUABLE AS OF JANUARY 20, 2000

Funding Source                                 Funding Amount             Warrant Shares               Exercise Price
--------------                                 --------------             --------------               --------------
Globe United Holdings, Inc.                       $600,000                    90,000                        $0.99
                                                 $1,000,000                   150,000                       $1.46
Blaine Ruzycki                                    $275,000                    41,250                        $1.45